EXHIBIT 99.1

Legacy Reserves LP Announces Third Quarter 2008 Results

MIDLAND, Texas, Nov. 5, 2008 (GLOBE NEWSWIRE) -- Legacy Reserves LP ("Legacy") (Nasdaq:LGCY) today announced third quarter results for 2008. This unaudited financial information is preliminary and is subject to adjustments in connection with the final unaudited financial statements to be released on or about November 7, 2008 within Legacy's Quarterly Report on Form 10-Q.

A summary of selected financial information follows. For condensed consolidated financial statements, please see accompanying tables.

                               Three Months Ended   Nine Months Ended
                              ------------------    ------------------
                              Sept. 30,  June 30,      September 30,
                              -------   --------    ------------------
                                2008       2008       2008       2007
                              -------   --------    -------    -------
                                        (dollars in millions)

 Production (Boe/d)             7,587      7,363      7,255      4,469
 Revenue                      $  65.6   $   66.6    $ 181.0    $  68.1
 Expenses                     $  35.8   $   31.9    $  92.4    $  49.5
 Operating income             $  29.8   $   34.8    $  88.6    $  18.6
 Unrealized gain (Loss) on
  commodity swaps             $ 222.1   ($ 201.3)   ($ 13.2)   ($ 24.4)
 Net Income (Loss)            $ 228.0   ($ 175.8)   $  31.1    ($  4.8)
 Adjusted EBITDA (*)          $  23.4   $   31.5    $  82.2    $  44.6
 Distributable Cash Flow (*)  $  10.0   $   25.3    $  57.6    $  31.7

 (*) See "Non-GAAP Financial Measures."

Highlights of the third quarter of 2008 compared to the second quarter of 2008:

 * Production increased 3% to 7,587 Boe per day from 7,363 Boe per day.
 * Adjusted EBITDA decreased 26% to $23.4 million from $31.5 million.
 * Distributable cash flow decreased 60% to $10.0 million from $25.3 million.
 * The net income of $228.0 million was primarily due to $222.1 million of unrealized gains on oil, natural gas liquids ("NGL")
   and natural gas swaps, compared to a net loss of $175.8 million in the second quarter of 2008, which included unrealized losses on oil and natural gas swaps of $201.3 million.
 * Closed $27.0 million of acquisitions, exclusive of asset
   retirement obligations, in the third quarter of 2008 compared to $107.2 million in the second quarter, exclusive of asset retirement obligations.

Comparisons of nine months ended September 30, 2008 to the nine months ended September 30, 2007:

 * Production increased 62% to 7,255 Boe per day in 2008 from 4,469 in 2007.
 * 2008 Adjusted EBITDA increased 84% to $82.2 million from $44.6 million in 2007.
 * Distributable cash flow increased 82% to $57.6 million from $31.7 million.

Cary Brown, Chairman and Chief Executive Officer of Legacy Reserves GP, LLC, the general partner of Legacy, said, "We had another strong quarter in acquisitions, production growth, development drilling and hedging. As previously announced, approximately 70% of our capital expenditures for drilling activities and major workovers were planned for the second half of 2008. We expect these capital expenditures to result in increased distributable cash flow in 2009. In the third quarter, we also experienced increased production costs as a result of one-time acquisition integration costs. In future quarters, we expect our production costs per Boe to return to historical levels. Finally, we believe that our financial performance outlook is firmly supported by our commodity hedging activities with members of our bank group with whom we placed oil swaps ranging from $108.50 to $140.00 per barrel in the third quarter. Hedges cover approximately 65% of our anticipated fourth quarter production, while our 2009 hedging percentages return to historical levels of approximately 70%. Additionally, our average oil swap and collar price increases to $84.61 per barrel in 2009 from $74.61 per barrel in the fourth quarter of 2008. While we expect full year 2008 distributable cash flow to be sufficient to cover our annual distribution, we expect fourth quarter distribution coverage to be negatively impacted by our increased capital expenditure plans, current commodity prices and the lower hedge percentage. Based on our hedges in place for 2009 and assuming current commodity prices, we expect to generate distributable cash flow sufficient to cover our distributions at current levels throughout 2009."

Acquisition Update

Since the end of the second quarter, Legacy has acquired approximately $77.7 million of properties, exclusive of asset retirement obligations, with proved reserves of 5,877 MBoe, 85% of which is proved developed producing ("PDP"). These acquisitions added 777 Boe per day of production, 82% of which is oil and NGLs. Of this amount, $50.7 million closed in early October. Year to date, Legacy has acquired approximately $218 million of properties, exclusive of asset retirement obligations, in 15 transactions with proved reserves totaling 13,656 MBoe, 88% of which is PDP, and 2,164 Boe per day of production, of which 77% is oil and NGLs. As noted above, these acquisitions were supported with oil and natural gas swaps of $108.50 to $140.00 per barrel and $8.10 per MMBtu, respectively.

Development Activity

In the third quarter, Legacy incurred capital expenditures in the amount of $10.6 million primarily for development drilling and secondarily major workovers, which is a significant increase over both the first and second quarters of 2008, with $3.0 million and $4.4 million of capital expenditures, respectively. For the fourth quarter, we expect capital spending to again be elevated. While this increase in capital expenditures will reduce our distributable cash flow, we expect it to be more than sufficient to cover our 2008 distributions at current levels.

Financial and Operating Results

Legacy was formed in October 2005 to own and operate the oil and natural gas properties it acquired from its Founding Investors in connection with the closing of a private equity offering on March 15, 2006. Legacy completed its Initial Public Offering on January 18, 2007. The information discussed below is contained in operational data and financial statements at the end of this release.

THIRD QUARTER 2008 RESULTS COMPARED TO SECOND QUARTER 2008

Comparisons are made of the third quarter ended September 30, 2008 to the second quarter ended June 30, 2008, as it presents relevant sequential growth in performance measures and reflects the results of our acquisitions.

Adjusted EBITDA

Adjusted EBITDA totaled $23.4 million in the third quarter of 2008 compared to $31.5 million in the second quarter of 2008, or a decrease of $8.1 million. The decrease is attributable to three causes: increased production costs including $1.7 million of non-recurring acquisition integration costs, decreased commodity prices over the period, and production shut-in by gas purchasers affected by Hurricane Ike. The impact of these factors is discussed below.

(See "Non-GAAP Financial Measures" and the associated table for a discussion of management's use of Adjusted EBITDA in this release and a reconciliation of Legacy's consolidated net income/loss to Adjusted EBITDA.)

Distributable Cash Flow

Distributable cash flow totaled $10.0 million in the third quarter of 2008 compared to $25.3 million in the second quarter. The decrease is primarily attributable to increased capital expenditures, higher production costs and lower commodity prices in the third quarter compared to the second quarter of 2008. (See "Non-GAAP Financial Measures" and the associated table for a discussion of management's use of Distributable Cash Flow in this release and a reconciliation of Legacy's consolidated net loss to Distributable Cash Flow.)

Production

Net oil, NGL and natural gas production increased to 7,587 Boe per day in the third quarter of 2008 from 7,363 Boe per day for the second quarter of 2008. Our production increase of 3% over the second quarter resulted from a combination of our acquisition of oil and natural gas properties and our ongoing development program and was offset by shut-in production due to Hurricane Ike. We estimate the production lost due to shut-in to be 10,500 Boe, or the equivalent of 114 Boe per day for the period.

Commodity Derivatives

Although product prices declined in the third quarter, we had a cash loss on commodity swap settlements of $19.8 million in the third quarter of 2008 compared to a cash loss of $15.1 million in the second quarter of 2008. We swapped 71% of our produced oil, NGL and natural gas volumes in the third quarter 2008 and 68% in the second quarter.

Legacy enters into derivative transactions with unaffiliated third parties with respect to oil, NGL and natural gas prices to achieve more predictable cash flows and to reduce its exposure to short-term fluctuations in oil, NGL and natural gas prices. These derivative instruments are accounted for in accordance with SFAS No. 133 -- Accounting for Derivative Instruments and Hedging Activities. These instruments are intended to mitigate a portion of Legacy's price risk and may be considered hedged for economic purposes but Legacy has chosen not to designate them as cash flow hedges for accounting purposes. Therefore, all derivative instruments are recorded on the balance sheet at fair value which requires us to mark our future derivatives positions to market each quarter resulting in unrealized gains or losses which impact reported net income. Unrealized gains or losses represent current period mark-to-market adjustments for commodity derivatives which will be settled in future periods. Unrealized gains or losses result in a non-cash impact on earnings and do not affect our ability to make our expected cash distributions. However, sustained or increased oil, NGL and natural gas prices will result in cash losses on our commodity derivative instruments. The majority of our derivative instruments now in place are in the form of swaps of floating prices for fixed prices paid by the counterparty.

Revenue and Commodity Prices

Oil, NGL and natural gas sales for the third and second quarters of 2008 were $65.6 and $66.6 million, respectively. A 4.2% increase in sales volumes were more than offset by a 5.5% decrease in realized prices per Boe.

Oil and natural gas prices decreased in the third quarter of 2008. Realized oil prices for the third and second quarters of 2008 averaged $115.17 and $122.32 per barrel, respectively. Including the effect of cash losses on settled oil swaps, oil prices were $73.19 and $90.52 per barrel in the third and second quarters of 2008, respectively. Realized natural gas prices were $10.37 and $10.82 per Mcf for the third and second quarters of 2008, respectively. Including the effect of cash losses on settled natural gas swaps, natural gas prices were $9.61 and $9.58 per Mcf for the same periods.

For the three months ended September 30, 2008, oil, NGL and natural gas derivative contracts, all of which are in the form of swaps, covered approximately 71% of Legacy's production at a weighted average NYMEX West Texas Intermediate ("WTI") oil price of $74.19 per barrel and $7.98 per MMBtu, which is a combination of NYMEX Henry Hub, Waha (West Texas) and ANR-Oklahoma indexes. Legacy's realized prices are less than NYMEX WTI and Henry Hub natural gas due to quality and location differentials. The vast majority of Legacy's gas is sold on contracts that are based upon or more closely reflect Waha and ANR-OK indexes than Henry Hub. One Mcf of natural gas produced and sold equals approximately one MMBtu of swapped natural gas volume after the natural gas is processed and NGLs are recovered at a plant.

Costs

Production costs and ad valorem taxes, excluding severance taxes, for the third quarter of 2008 increased to $22.61 per Boe from $20.17 per Boe for the second quarter of 2008. The increase was a result of higher oil and natural gas prices, which have an effect on certain production costs, such as electricity used to lift oil and fluids and chemicals used to treat wells. Additionally included in the increase in production costs were one-time integration costs associated with our acquisitions in the second and third quarter totaling $1.7 million.

General and administrative ("G&A") expenses decreased during the third quarter of 2008 to $3.09 per Boe from $5.52 per Boe in the second quarter due to a non-cash income of $116,861 in the third quarter related to Legacy's long-term incentive plan which is driven by the decrease in our unit price, compared to a non-cash expense of $1,338,000 in the second quarter.

Depletion, Depreciation and Amortization ("DD&A")

Depletion, depreciation and amortization expense increased to $18.74 per Boe in the third quarter of 2008 from $15.71 per Boe in the second quarter due to the effect of recent acquisitions.

Net Income (Loss)

Net income for the third quarter of 2008 was $228.0 million, which was favorably impacted by $222.1 million of net unrealized gains on the fair value of our future commodity derivatives. In the second quarter, we recorded a net loss of $175.8 million, which was unfavorably impacted by $201.3 million of net unrealized losses on the future value of our commodity derivatives. Excluding the unrealized gains and losses on commodity swaps, our net income would have been $5.9 million and $25.5 million in the third and second quarters, respectively, of 2008.

NINE MONTHS ENDED SEPTEMBER 30, 2008 COMPARED TO THE NINE MONTHS ENDED SEPTEMBER 30, 2007

Adjusted EBITDA

Adjusted EBITDA increased to $82.2 million for the nine months ended September 30, 2008, from $44.6 million for the nine months ended September 30, 2007. The increase is attributable to our oil and natural gas property acquisitions, our development program and higher oil, NGL and natural gas prices discussed below.

Distributable Cash Flow

Distributable cash flow increased to $57.6 million for the nine months ended September 30, 2008, from $31.7 million for the nine months ended September 30, 2007. The increase is attributable to our oil and natural gas property acquisitions, our development program and higher oil, NGL and natural gas prices discussed below.

Production

Net oil, NGL and natural gas production averaged 7,255 Boe per day in the first three quarters of 2008, an increase from 4,469 Boe per day in the first three quarters of 2007. Our production increase of 62% is primarily due to our acquisitions of oil and natural gas properties and secondarily from our development program.

Revenues and Realized Prices

For the nine months ended September 30, 2008 and 2007, oil, NGL and natural gas sales were $181.0 million and $68.1 million, respectively. For the nine months ended September 30, 2008 and 2007, average realized oil prices, excluding oil derivative contract settlements, were $111.17 and $63.14 per barrel, respectively. Including the effects of realized gains and losses on our oil swaps, realized oil prices were $80.41 and $64.61 per barrel for the same periods. For the nine months ended September 30, 2008 and 2007, realized natural gas prices averaged $10.03 and $6.54 per Mcf, respectively. Including the effects of our natural gas swaps, realized natural gas prices were $9.48 and $8.06 per Mcf for the nine-months ended September 30, 2008 and 2007, respectively. The stated results are inclusive of natural gas basis swaps that we use to improve the effectiveness of our natural gas swaps.

For the nine months ended September 30, 2008, oil, NGL and natural gas derivative contracts, all of which are in the form of swaps, covered approximately 69.6% of Legacy's production at a weighted average NYMEX WTI oil price of $72.14 per barrel and $8.15 per MMBtu, which is a combination of NYMEX Henry Hub, Waha (West Texas) and ANR-Oklahoma indexes. Legacy's realized prices are less than NYMEX WTI and Henry Hub natural gas due to quality and location differentials. One Mcf of natural gas produced and sold equals approximately one MMBtu of swapped natural gas volumes after the natural gas is processed and NGLs are recovered at a plant.

Costs

For the nine months ended September 30, 2008 and 2007, production costs and ad valorem taxes, excluding production severance taxes, increased to $19.53 per Boe from $15.09 per Boe. The increase in production costs per Boe is primarily related to higher costs, as well as increases in costs related to higher oil and natural gas prices, such as electricity required to power artificial lift equipment and pumps used in the production of oil.

G&A expenses for the nine months ended September 30, 2008 and 2007, decreased to $4.46 per Boe from $4.95 per Boe, reflecting the cost of our IPO in January of 2007, particularly related to additional professional service fees and professional employee requirements.

Depletion, Depreciation and Amortization ("DD&A")

DD&A expense for the nine months ended September 30, 2008 increased to $16.71 per Boe from $15.63 per Boe in the nine months ended September 30, 2007. Our DD&A expense per Boe increased due to increased reserve replacement costs estimated for the pricing environment over the course of the quarter. Under the successful efforts method of accounting, Legacy calculates DD&A on an individual producing field basis. Changes in reserve estimates and in the timing and amount of abandonment cost estimates as well as changes in the timing and amount of development projects of one or two fields can cause variations in the aggregate DD&A rate.

Net Income (Loss)

Net income for the nine months ended September 30, 2008 was $31.1 million, which was unfavorably impacted by $13.2 million of net unrealized losses on the fair value of our future commodity swaps. For the nine months ended September 30, 2007, we recorded a net loss of $4.8 million, which was unfavorably impacted by $24.4 million of net unrealized losses on our commodity swap positions. For the nine months ended September 30, 2008, we had $41.7 million of realized losses on swap settlements, compared to $4.2 million of realized gains on swap settlements for the nine months ended September 30, 2007.

Commodity Derivatives

We have entered into the following fixed price swaps for oil and natural gas to help mitigate the risk of commodity price volatility. As of November 4, 2008, we had entered into swap agreements to receive average NYMEX WTI oil and Henry Hub, Waha and ANR-Oklahoma natural gas prices as summarized below starting with October, 2008 through December, 2012:

WTI:

                      Annual           Average           Price
 Calendar Year    Volumes (Bbls)    Price per Bbl    Range per Bbl
 --------------  ----------------   -------------   ----------------
        Q4 2008           326,781         $ 74.62   $62.25 - $108.50
           2009         1,488,969         $ 82.82   $61.05 - $140.00
           2010         1,397,973         $ 82.37   $60.15 - $140.00
           2011         1,155,712         $ 88.07   $67.33 - $140.00
           2012           873,812         $ 81.41   $67.72 - $109.20

Natural Gas:

                     Annual            Average             Price
 Calendar Year    Volumes (MMBtu)   Price per MMBtu    Range per MMBtu
 --------------  ----------------   ----------------   ---------------
        Q4 2008           837,071             $ 8.13     $6.85 - $9.10
           2009         3,167,142             $ 8.06    $6.85 - $10.18
           2010         2,840,859             $ 7.87     $6.85 - $9.73
           2011         2,127,316             $ 8.01     $6.85 - $8.70
           2012         1,579,736             $ 8.02     $6.85 - $8.70

Additionally, we have entered into a costless collar for NYMEX WTI with the following attributes:

                   Annual            Average        Average
 Calendar Year    Volumes (Bbl)    Put ($/Bbl)    Call ($/Bbl)
 --------------   -------------   ------------   -------------
           2009          75,400       $ 120.00         $156.30
           2010          71,800       $ 120.00         $156.30
           2011          68,300       $ 120.00         $156.30
           2012          65,100       $ 120.00         $156.30

Location and quality differentials attributable to our properties are not reflected in the above prices. The agreements provide for monthly settlement based on the difference between the agreement fixed price and the actual reference oil and natural gas index prices.

We have entered into basis swaps to receive floating NYMEX prices less a fixed basis differential and pay prices based on the floating Waha index, a natural gas hub in West Texas. The prices that we receive for our Permian Basin natural gas sales follow Waha more closely than NYMEX Henry Hub natural gas. The basis swaps thereby provide a better correlation between our natural gas sales and the settlement payments on our natural gas swaps. The following table summarizes, for the periods indicated, our NYMEX basis swaps currently in place for production months October, 2008 through December, 2010:

                        Annual                  Basis
  Calendar Year    Volumes (MMBtu)     Differential per MMBtu
 --------------   -----------------   ------------------------
        Q4 2008             355,500                     ($0.84)
           2009           1,320,000                     ($0.68)
           2010           1,200,000                     ($0.57)

On March 30, 2007 and September 7, 2007, we entered into NGL swaps to hedge the impact of volatility in the spot prices of NGLs. The commodity prices covered by these swaps are the spot prices for ethane, propane, iso-butane, normal butane and natural gasoline reported on the Mont Belvieu, Non-Tet OPIS exchange. We entered into these swaps to offset cash flow volatility from the NGL sales from our interests in the East Binger (Marchand) Unit in Caddo County, Oklahoma, and our Texas Panhandle properties. The following table summarizes, for the periods indicated, our Mont Belvieu, Non-Tet OPIS NGL swaps currently in place for production months October, 2008 through December, 2009.

                     Annual           Average           Price
 Calendar Year    Volumes (Gal)    Price per Gal    Range per Gal
 -------------   --------------   --------------    -------------
       Q4 2008        1,582,035           $ 1.27    $0.66 - $1.62
          2009        2,265,480           $ 1.15            $1.15

Quarterly Report on Form 10-Q

The condensed consolidated financial statements and related footnotes will be available in our September 30, 2008 Form 10-Q, which will be filed on or about November 10, 2008.

Conference Call

As announced on October 30, 2008, Legacy Reserves LP will host an investor conference call to discuss Legacy's results on Thursday, November 6, 2008 at 3:30 p.m. (Central Time). Investors may access the conference call by dialing 888-285-1953. A replay of the call will be available through Monday, November 10, 2008, by dialing 719-457-0820 or 888-203-1112 and entering replay code 3237294, or by going to the Investor Relations tab of Legacy's website (www.LegacyLP.com).

About Legacy Reserves LP

Legacy Reserves LP is an independent oil and natural gas limited partnership headquartered in Midland, Texas, focused on the acquisition and development of oil and natural gas properties primarily located in the Permian Basin and Mid-continent regions of the United States. Additional information is available at www.LegacyLP.com.

The Legacy Reserves logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=3201

Cautionary Statement Relevant to Forward-Looking Information

This press release contains forward-looking statements relating to our operations that are based on management's current expectations, estimates and projections about its operations. Words such as "anticipates," "expects," "intends," "plans," "targets," "projects," "believes," "seeks," "schedules," "estimated," and similar expressions are intended to identify such forward-looking statements. These statements are not guarantees of future performance and are subject to certain risks, uncertainties and other factors, some of which are beyond our control and are difficult to predict. Among the important factors that could cause actual results to differ materially from those in the forward-looking statements are realized oil and natural gas prices; production volumes, lease operating expenses, general and administrative costs and finding and development costs; future operating results and the factors set forth under the heading "Risk Factors" in our 2007 Annual Report on Form 10-K filed March 14, 2008 (File No. 001-33249). Therefore, actual outcomes and results may differ materially from what is expressed in such forward-looking statements. The reader should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Unless legally required, Legacy undertakes no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

                          LEGACY RESERVES LP
            CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                              (UNAUDITED)

                       Three Months Ended        Nine Months Ended
                         September 30,             September 30,
                     ----------------------    ----------------------
                       2008         2007         2008         2007
                     ---------    ---------    ---------    ---------
                           (In thousands, except per unit data)
 Revenues:
   Oil sales         $  47,912    $  22,442    $ 132,400    $  51,396
   Natural gas
    liquids sales        5,031        1,714       13,314        2,891
   Natural gas sales    12,668        5,241       35,293       13,776
                     ---------    ---------    ---------    ---------
      Total revenues    65,611       29,397      181,007       68,063
                     ---------    ---------    ---------    ---------

 Expenses:
   Oil and natural
    gas production      15,784        7,580       38,827       18,408
   Production and
    other taxes          4,096        1,886       10,654        4,361
   General and
    administrative       2,158        1,443        8,872        6,039
   Depletion,
    depreciation,
    amortization and
    accretion           13,082        6,959       33,223       19,065
   Impairment of
    long-lived
    assets                 339          950          447        1,230
   Loss on disposal
    of assets              317          156          391          387

                     ---------    ---------    ---------    ---------

      Total expenses    35,776       18,974       92,414       49,490
                     ---------    ---------    ---------    ---------

      Operating
       income           29,835       10,423       88,593       18,573

 Other income
  (expense):
   Interest income          11           54           82          205
   Interest expense     (4,198)      (1,905)      (7,164)      (3,423)
   Equity in income
    of partnerships         47           30          135           41
   Realized gain
    (loss) on oil,
    NGL and natural
    gas swaps          (19,750)         408      (41,659)       4,236
   Unrealized gain
    (loss) on oil,
    NGL and natural
    gas swaps          222,138       (6,844)     (13,214)     (24,388)
   Other                    (9)          --          (28)           1
                     ---------    ---------    ---------    ---------

      Income (loss)
       before income
       taxes           228,074        2,166       26,745       (4,755)

 Income taxes             (122)          --         (628)          --
                     ---------    ---------    ---------    ---------

      Income (loss)
       from
       continuing
       operations      227,952        2,166       26,117       (4,755)

 Gain on sale of
  discontinued
  operation                 --           --        4,954           --

   Net income (loss) $ 227,952    $   2,166    $  31,071    $  (4,755)
                     =========    =========    =========    =========

   Income (loss)
    from continuing
    operations per
    unit - basic and
     diluted         $    7.34    $    0.08    $    0.86    $   (0.19)
                     =========    =========    =========    =========

   Gain on
    discontinued
    operation per
    unit - basic and
    diluted          $      --    $      --    $    0.16    $      --
                     =========    =========    =========    =========

   Net income (loss)
    per unit - basic
    and diluted      $    7.34    $    0.08    $    1.02    $   (0.19)
                     =========    =========    =========    =========

   Weighted average
    number of units
    used in
    computing
    Net income
    per unit
      basic             31,041       26,022       30,443       25,493
                     =========    =========    =========    =========

      diluted           31,076       26,073       30,492       25,493
                     =========    =========    =========    =========

                         LEGACY RESERVES LP
                CONSOLIDATED BALANCE SHEET (UNAUDITED)
                        (dollars in thousands)
                                                           Sept. 30,
                                                             2008
                                                           ---------
 ASSETS
 Current assets:
  Cash and cash equivalents                                $   7,668
  Accounts receivable, net:
     Oil and natural gas                                      24,107
     Joint interest owners                                     5,269
     Affiliated entities and other                               382
  Fair value of derivatives                                    1,986
  Prepaid expenses and other current assets                    4,791
                                                           ---------
      Total current assets                                    44,203
                                                           ---------

 Oil and natural gas properties, at cost:
 Proved oil and natural gas properties, using the
  successful efforts method of accounting                    709,831
 Unproved properties                                              78
 Accumulated depletion, depreciation and amortization       (103,049)
                                                           ---------
                                                             606,860
                                                           ---------

 Other property and equipment, net                             1,993
 Deposit on pending acquisitions                               3,087
 Operating rights, net                                         5,731
 Fair value of derivatives                                     2,129
 Other assets, net                                               956
 Investment in equity method investee                             89
                                                           ---------
 Total assets                                              $ 665,048
                                                           =========

 LIABILITIES AND UNITHOLDERS' EQUITY
 Current liabilities:
  Accounts payable                                         $   3,515
  Accrued oil and natural gas liabilities                     22,675
  Fair value of derivatives                                   28,416
  Asset retirement obligation                                  2,405
  Other                                                        5,477
                                                           ---------
     Total current liabilities                                62,488

 Long-term debt                                              231,000
 Asset retirement obligation                                  29,476
 Fair value of derivatives                                    72,264
 Other long-term liabilities                                     251
                                                           ---------
 Total liabilities                                           395,479
                                                           ---------
 Commitments and contingencies
 Unitholders' equity:
  Limited partners' equity - 31,049,299 units issued and
   outstanding at September 30, 2008                         269,511
  General partner's equity                                        58
                                                           ---------
  Total unitholders' equity                                  269,569
                                                           ---------

 Total liabilities and unitholders' equity                 $ 665,048
                                                           =========

                       Three Months Ended        Nine Months Ended
                         September 30,              September 30,
                     ----------------------    ----------------------
                       2008         2007         2008         2007
                     ---------    ---------    ---------    ---------
                           (In thousands, except per unit data)

 Revenues:
   Oil sales         $  47,912    $  22,442    $ 132,400    $  51,396
   Natural gas
    liquid sales         5,031        1,714       13,314        2,891
   Natural gas
    sales               12,668        5,241       35,293       13,776

                     ---------    ---------    ---------    ---------
     Total revenue   $  65,611    $  29,397    $ 181,007    $  68,063
                     =========    =========    =========    =========

 Expenses:
   Oil and natural
    gas production   $  15,784    $   7,580    $  38,827    $  18,408
   Production and
    other taxes      $   4,096    $   1,886    $  10,654    $   4,361
   General and
    administrative   $   2,158    $   1,443    $   8,872    $   6,039
   Depletion,
    depreciation,
    amortization
    and accretion    $  13,082    $   6,959    $  33,223    $  19,065

 Realized swap
  settlements
   Realized gain
    (loss) on
    oil swaps        $ (17,463)   $    (846)   $ (36,636)   $   1,199
   Realized loss on
    natural gas
    liquid swaps     $  (1,359)   $    (118)   $  (3,092)   $    (159)
   Realized gain
    (loss) on
    natural gas
    swaps            $    (928)   $   1,372    $  (1,931)   $   3,196
   Realized loss on
    interest
    rate swaps       $    (289)   $      --    $    (412)   $      --

 Production:
   Oil - barrels           416          312        1,191          814
   Natural gas
    liquids -
    gallons              3,301        1,345        8,843        2,304
   Natural gas -
    Mcf                  1,222          801        3,518        2,107
   Total (MBoe)            698          478        1,988        1,220
   Average daily
    production
    (Boe/d)              7,587        5,196        7,255        4,469

 Average sales
  price per unit:
   Oil price per
    barrel           $  115.17    $   71.93    $  111.17    $   63.14
   Natural gas
    liquid price
    per gallon       $    1.52    $    1.27    $    1.51    $    1.25
   Natural gas
    price per Mcf    $   10.37    $    6.54    $   10.03    $    6.54
   Combined
    (per Boe)        $   94.00    $   61.50    $   91.05    $   55.79

 Average sales
  price per unit
  (including
  realized swap
  settlements):
   Oil price per
    barrel           $   73.19    $   69.22    $   80.41    $   64.61
   Natural gas
    liquid price
    per gallon       $    1.11    $    1.19    $    1.16    $    1.19
   Natural gas
    price
    per Mcf          $    9.61    $    8.26    $    9.48    $    8.06
   Combined
    (per Boe)        $   65.70    $   62.35    $   70.09    $   59.26

 NYMEX oil index
  prices per barrel :
   Beginning
    of Period        $  140.00    $   70.68    $   95.98    $   61.05
   End of Period     $  100.64    $   81.66    $  100.64    $   81.66

 NYMEX gas index
  prices per Mcf:
   Beginning
    of Period        $   13.35    $    6.77    $    7.48    $    6.30
   End of Period     $    7.72    $    6.87    $    7.72    $    6.87

 Average unit costs
  per Boe:
   Production costs,
    excluding
    production and
    other taxes      $   22.61    $   15.86    $   19.53    $   15.09
   Production and
    other taxes      $    5.87    $    3.95    $    5.36    $    3.57
   General and
    administrative   $    3.09    $    3.02    $    4.46    $    4.95
   Depletion,
    depreciation,
    amortization
    and accretion    $   18.74    $   14.56    $   16.71    $   15.63

Non-GAAP Financial Measures

This press release, the financial tables and other supplemental information, including the reconciliation of "Adjusted EBITDA" and "Distributable Cash Flow," both of which are non-generally accepted accounting principles ("non-GAAP") measures to their nearest comparable generally accepted accounting principles ("GAAP") measure, may be used periodically by management when discussing our financial results with investors and analysts. All such information is also available on our website under the Investor Relations link.

"Adjusted EBITDA" and "Distributable Cash Flow" should not be considered as alternatives to GAAP measures, such as net income, operating income or any other GAAP measure of liquidity or financial performance.

Adjusted EBITDA is defined in our revolving credit facility as net income (loss) plus:

 *  Interest expense;
 *  Income taxes;
 *  Depletion, depreciation, amortization and accretion;
 *  Impairment of long-lived assets;
 *  (Gain) loss on sale of partnership investment;
 *  (Gain) loss on disposal of assets;
 *  Unit-based compensation expense arising from equity-based awards;
 *  Equity in (income) loss of partnerships;
 *  Cash settlements of unit options; and
 *  Unrealized (gain) loss on oil and natural gas swaps.

Distributable Cash Flow is defined as Adjusted EBITDA less:

 *  Cash interest expense;
 *  Cash income taxes;
 *  Cash settlements of unit options; and
 *  Development capital expenditures.

Adjusted EBITDA and Distributable Cash Flow are presented as management believes they provide additional information and metrics relative to the performance of our business, such as the cash distributions we expect to pay to our unitholders, as well as our ability to meet our debt covenant compliance tests. Management believes that these financial measures indicate to investors whether or not cash flow is being generated at a level that can sustain or support an increase in our quarterly distribution rates. Adjusted EBITDA and Distributable Cash Flow may not be comparable to a similarly titled measure of other publicly traded limited partnerships or limited liability companies because all companies may not calculate Adjusted EBITDA in the same manner.

The following table presents a reconciliation of our consolidated net income/loss to Adjusted EBITDA and Distributable Cash Flow:

                             Three Months Ended     Nine Months Ended
                                September 30,         September 30,
                            --------------------  --------------------
                              2008        2007      2008       2007
                            ---------  ---------  ---------  ---------
                                      (dollars in thousands)

 Net Income (loss)          $ 227,952  $   2,166  $  31,071  $  (4,755)
  Plus:
   Interest expense             4,198      1,905      7,164      3,423
   Income taxes                   122         --        628         --
   Depletion, depreciation,
    amortization and
    accretion                  13,082      6,959     33,223     19,065
   Impairment of long-lived
    assets                        339        950        447      1,230
   (Gain) loss on sale of
    assets                         --        156     (4,942)       387
   Compensation expense on
    options and restricted
    units                        (117)      (124)     1,360        888
   Unrealized (gain) loss on
    oil and natural gas
    swaps                    (222,138)     6,844     13,214     24,388
                            ---------  ---------  ---------  ---------
 Adjusted EBITDA            $  23,438  $  18,856  $  82,165  $  44,626

  Less:
   Cash interest expense        2,805      1,296      6,591      2,258
   Options settled                 37         --         71        253
   Exploitation capital
    expenditures               10,563      2,402     17,940     10,378
                            ---------  ---------  ---------  ---------
 Distributable Cash Flow    $  10,033  $  15,158  $  57,563  $  31,737
                            =========  =========  =========  =========

CONTACT:  Legacy Reserves LP
          Steven H. Pruett, President and Chief Financial Officer
          432-689-5200